Exhibit 3.30

TGN SERVICES, LLC

A Delaware Limited Liability Company

AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is made effective as of the 16th day of September, 2011, by the party listed on the signature page hereof (the “Member”).

RECITALS

A. TGN Services, LLC (the “Company”), was originally created on April 8, 2009 under and pursuant to the Delaware Limited Liability Company Act codified at Del. Code Ann. tit. 6, §§18-101 to 18-1109 (the “Act”), for the purpose of engaging such lawful activities as shall be determined by the Member in its sole and absolute discretion;

B. The Member wishes to redefine the rights, powers, duties and obligations of the Member and the management, operations and activities of the Company such that from and after the date hereof the Company shall be governed by this Agreement.

TERMS OF AGREEMENT

In furtherance of the foregoing Recitals, the Member declares as follows:

Article 1

Organization

1.1 Formation; Name. The Member has executed this Agreement for the purpose of governing the Company. The name of the Company shall be “TGN Services, LLC.”

1.2 Articles of Organization: Foreign Qualification. The Company has been formed by the delivery of a Certificate of Formation to the Secretary of State of the State of Delaware in accordance with and pursuant to the Act. The Member shall execute such further documents and take such further action as is necessary or appropriate from time to time to comply with the requirements for the operation of a limited liability company in the State of Delaware and in all other jurisdictions where the Company conducts its business.

1.3 Liability to Third Parties. The Member shall not be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

1.4 Principal Place of Business. The principal place of business of the Company shall be located at 360 West 4800 North, Provo, Utah 84604 or at such other address as shall be designated from time to time by the Member.

Article 2

Purposes and Powers, Registered Office and

Registered Agent, and Term Of Company

2.1 Purposes and Powers. The Company has been formed for the purpose of (a) investing and reinvesting any assets invested (as capital contributions) by the Member in the Company, and (b) conducting any business that may lawfully be conducted by a limited liability company formed under the Act. The Company shall have all of the powers granted to a limited liability company under the laws of the State of Delaware.

2.2 Registered Agent. The registered agent for service of process on the Company in the State of Delaware shall be as designated by the Member from time to time.

2.3 Term. The term of the Company commenced on the date the Certificate of Formation of the Company was filed with the Delaware Secretary of State and shall continue until the Company is dissolved or terminated pursuant to law or the provisions of this Agreement.

Article 3

Capital Contributions

3.1 Member’s Contributions. The Member shall make contributions of capital to the Company from time to time in such amounts as may be determined by the Member in its sole discretion.

3.2 Return of Contributions. The Member shall be entitled to the return of its contributions of capital to the Company upon the terms and conditions contained in this Agreement. No interest shall be due or payable on either the Member’s capital account or its capital contribution. Any unreturned capital contribution shall not be a liability of the Company.

Article 4

Profits and Losses; Distributions; Accounting Matters

4.1 Allocation of Profits and Losses. All income, gain, loss, deductions and credits of the Company shall be allocated to the Member.

4.2 Distributions. Subject to applicable law and any limitations contained elsewhere in this Agreement, the Member may cause the Company from time to time to make distributions to the Member.

4.3 Books, Fiscal Year.

(a) The books of the Company shall be kept on such basis as determined by the Member. The Company shall keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions and proceedings under this Agreement.

(b) The fiscal year of the Company shall be the calendar year.

4.4 Tax Returns. The Company shall prepare and file any and all necessary federal and state tax returns for the Company.

Article 5

Management

5.1 Management Authority. The Company shall be managed and controlled by the Member and shall not have any Managers within the meaning of the Act.

5.2 Required Officers. The officers of the Company shall be elected by the Member and shall include a President and a Secretary. The Members may also elect a Chief Financial Officer, one or more Vice Presidents and a Treasurer. Any number of offices may be held by the same person, unless this Agreement otherwise provides. The officers of the Company shall be as set forth in Exhibit A hereto, as may be modified from time to time in writing by the Member.

5.3 Term of Office. The officers of the Company shall hold office until their successors are chosen and qualified. Any officer elected or appointed by the Member may be removed at any time by the Member. Any vacancy occurring in any office of the Company shall be filled by the Member.

5.4 Duties of President. The President shall be chief executive officer of the Company. He shall have general and active management of the day-to-day business and affairs of the Company and shall see that all orders and resolutions of the Member are carried into effect.

5.5 Duties of Vice President. The Vice Presidents, if any, shall perform such duties and have such powers as the Member may from time to time prescribe.

5.6 Duties of Chief Financial Officer. The Chief Financial Officer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Member. The Chief Financial Officer shall disburse the funds of the Company as may be ordered by the Member and shall render to the President and the Member, when the Member so requires, an account of all of the Company’s transactions and of the financial condition of the Company.

5.7 Duties of Secretary. The Secretary shall record all the orders and resolutions of the Member in a book to be kept for that purpose and shall perform such other duties as may be prescribed by the Member or President.

5.8 Duties of Treasurer. The Treasurer shall perform such duties and have such powers as the Member may from time to time prescribe.

Article 6

Indemnification

6.1 Indemnification of Member. The Company shall indemnify the Member and the officers to the fullest extent permitted by law, and save and hold the Member and the officers harmless from, and in respect of, all of the following: (1) fees, costs and expenses incurred in connection with or resulting from any claim, action or demand against the Member, the officers or the Company that arise out of or in any way relate to the Company, its properties, business or affairs, and (2) such claims, actions and demands, and any losses or damages resulting from such claims, actions and demands, including amounts paid in settlement or compromise of any such claim, action or demand.

Article 7

Dissolution, Liquidation and Termination of the Company

7.1 Dissolution. The Company shall be dissolved and its affairs wound up on the first to occur of the following:

(a) the written election of the Member to dissolve; and

(b) an entry of a decree of judicial dissolution of the Company.

7.2 Liquidation and Termination. On dissolution of the Company, the Member shall act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the liquidator to minimize any losses resulting from liquidation. The liquidator, as promptly as possible after dissolution, shall apply the proceeds of liquidation as set forth in the remaining sections of this Article 7.

7.3 Payment of Debts. The assets shall first be applied to the payment of the liabilities of the Company and the expenses of liquidation.

7.4 Remaining Distribution. The remaining assets shall then be distributed to the Member.

7.5 Reserve. Notwithstanding the foregoing provisions, the liquidator may retain such amount as it deems necessary as a reserve for any contingent liabilities or obligations of the Company, which reserve, after the passage of a reasonable period of time, shall be distributed pursuant to the provisions of this Article 7.

7.6 Certificate of Cancellation. Upon the compliance by the liquidator with the foregoing distribution plan, the liquidator shall execute and cause to be filed a Certificate of Cancellation and any and all other documents necessary with respect to termination and cancellation of the Company under the Act.

Article 8

Amendments

This Agreement may be amended only by action of the Member.

Article 9

Miscellaneous

9.1 Governing Law. The Company and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

9.2 Titles and Captions. All titles and captions are for convenience only, do not form a substantive part of this Agreement, and shall not restrict or enlarge any substantive provisions of this Agreement.

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IN WITNESS WHEREOF, the Member has caused this Agreement to be executed and delivered by its duly authorized representative as of the day and year first above written.

ANCESTRY.COM OPERATIONS INC.

By

Name:	Howard Hochhauser

Title:	Director and Chief Financial Officer

EXHIBIT A

OFFICERS OF THE COMPANY

President and Chief Financial Officer	Howard Hochhauser
Vice President and Secretary	William Stern
Treasurer	Bruce Petersen